EXHIBIT 16



                            Schedule of Computation
           Total Return Information for the TIAA Separate Account VA-1
                               Stock Index Account




                                    January 1, 1995                 14 months (From November 1, 1994
                                            to                      Commencement of operations to
                                    December 31, 1995                     December 31, 1995)
                                    -----------------                     ------------------



Hypothetical initial
payment of $1,000 (P)                    $   1,000                              $   1,000


Accumulation unit value:

At start of period (A)                   $ 25.2706                              $ 25.8318

At end of period (B)                     $ 34.4112                              $ 34.4112


Ending value of
hypothetical investment
(Ev) = P x (B/A)                         $1,361.71                              $1,332.13


Cumulative rate of total
return = {(EV/P) - 1} x 100                  36.17%                                 33.21%

Number of years
in period (n)                                    1                                   1.17

Net change factor (1 + T)
= EV/P                                      1.3617                                 1.3321

Average annual compound
rate of total return (T)                     36.17%                                 27.87%
